Exhibit 99.1

PRESS RELEASE

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, PA 17059

FOR IMMEDIATE RELEASE

October 12, 2005

CONTACT:	James R. McLaughlin, President
and Chief Executive Officer
(717) 436-2144

FIRST COMMUNITY FINANCIAL CORPORATION PRESIDENT AND CEO

JAMES R. McLAUGHLIN ANNOUNCES PLANS TO RETIRE; BOARD OF DIRECTORS NAMES JODY D. GRAYBILL AS SUCCESSOR

Mifflintown, PA – James R. McLaughlin, Chairman, President and Chief Executive Officer of First Community Financial Corporation, the holding company for The First National Bank of Mifflintown, today announced his retirement as President and Chief Executive Officer, to be effective January 3, 2006. Also today, the Corporation’s Board of Directors announced the appointment of Jody D. Graybill, currently the Bank’s Vice President and Trust and Financial Services Division Manager, as Executive Vice President and Trust and Financial Services Division Manager effective immediately and as President of the Corporation and the Bank effective January 4, 2006. Following his retirement, Mr. McLaughlin will continue to serve as a Director and Chairman of the Board of Directors of both the Corporation and the Bank.

Mr. McLaughlin first joined The First National Bank of Mifflintown in 1980 as Vice President and Trust Officer and was named to the Board of Directors in 1980. He has served as the Chief Executive Officer of the Corporation and the Bank since 1984 and as President of the Corporation and the Bank since 1989. He succeeded Samuel F. Metz as Chairman of the Board of the Corporation and the Bank upon Mr. Metz’s retirement in 2004.

Jody Graybill joined The First National Bank of Mifflintown in 1987 and has served as Vice President and Trust and Financial Services Division Manager since 1999. Mr. McLaughlin praised the Board’s decision to name Mr. Graybill as his successor as President, noting, “Jody’s leadership, skills and knowledge of our community and our customers make him an ideal choice to lead the Bank’s continued growth and prosperity.”

“It has been a very rewarding experience to work with Jim for the past 18 years,” said Graybill. “I look forward to continuing our partnership in our new roles as we seek to build upon the Bank’s success.”

First Community Financial Corporation, headquartered in Mifflintown, PA, is the bank holding company for First National Bank of Mifflintown. The Bank provides services through 11 banking offices throughout Juniata and Perry Counties. As of June 30, 2005, the Bank had total assets of approximately $257.2 million and total deposits of approximately $208 million.